Exhibit 99.1

NEWS RELEASE

ICF Reports Second Quarter 2021 Results

Second Quarter Highlights:

•	Total Revenue Was $393 Million; Service Revenue¹ Was $281 Million, up 7.7%
•	Diluted EPS Increased 49% to $1.07
•	Non-GAAP EPS¹ Was $1.19, up 34%
•	Adjusted EBITDA Margin on Service Revenue¹ Was 14.2%, up 180 Basis Points
•	Contract Awards of $398 Million up 41%; TTM Contract Awards Were $2.3 Billion for a Book-to-Bill Ratio of 1.48

—Reaffirms Full Year 2021 Service Revenue, EBITDA¹, and EPS at Upper End of Guidance Ranges—

—Record Business Development Pipeline Underscores ICF’s Significant Long-Term Growth Prospects—

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— August 3, 2021-- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the second quarter ended June 30, 2021.

Commenting on the results, John Wasson, chairman and chief executive officer, said, “This was another quarter of strong performance for ICF, in which we executed well across our diversified client set and expanded our business development pipeline by over $1 billion, reinforcing the substantial growth opportunities in our key markets.

“Year-on-year revenue increases for the quarter were broad-based across all client categories, led by double-digit growth with our government clients and commercial energy clients that together accounted for over 87% of total second quarter revenues. Our work in IT modernization, public health and social programs, utility consulting and climate change and resilience were key contributors to second quarter revenue growth. These results were paired with steady performance in commercial marketing activity and a material pick up in aviation consulting activity.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

“Substantial growth in service revenue, favorable business mix and continued high utilization drove strong year-on-year increases in earnings and EBITDA in the quarter. The growth in these profit metrics significantly outpaced revenue growth, while we continued to invest in people and technologies to build our capabilities in anticipation of increased activity in our high-growth markets. In making these investments in people and technologies, we have continued to carefully manage our overall cost structure.

“Year-to-date contract awards increased 56% and reflected broad-based wins across our key markets, the majority of which represented new business. This performance has resulted in a trailing twelve-month book-to-bill ratio of almost 1.5 and is a clear indication of how well ICF’s qualifications and domain expertise align with areas of high demand across ICF’s government and commercial client sets,” Mr. Wasson said.

Second Quarter 2021 Results

Second quarter 2021 total revenue was $392.5 million, an increase of 10.9% from the $354.0 million reported in the second quarter of 2020. Service revenue growth was 7.7% year-over-year to $281.4 million, from $261.2 million. Net income amounted to $20.3 million in the 2021 second quarter, and diluted EPS was $1.07 per diluted share, increases of 48.7% and 48.6%, respectively, over the net income of $13.7 million, or $0.72 per diluted share, reported last year.

Non-GAAP EPS was $1.19 per share, an increase of 33.7% over the $0.89 per share reported in the year-ago quarter. EBITDA was $39.7 million, 26.7% ahead of the $31.3 million reported in the second quarter of 2020. Adjusted EBITDA¹ was $40.0 million, compared to $32.5 million reported in the comparable quarter of 2020. Second quarter 2021 adjusted EBITDA margin on service revenue was 14.2%, representing a 180-basis point increase from the 12.4% reported in the 2020 second quarter.

Backlog and New Business Awards

Total backlog was $3.0 billion at the end of the second quarter of 2021. Funded backlog was $1.5 billion, or approximately 50% of the total backlog. The total value of contracts awarded in the 2021 second quarter was $398 million, up 41% year-on-year for a quarterly book-to-bill ratio of 1.01. Trailing-twelve-month contract awards totaled $2.32 billion for a book-to-bill ratio of 1.48.

Government Revenue Second Quarter 2021 Highlights

Revenue from government clients was $278.0 million, up 13.0% year-over-year.

•

U.S. federal government revenue was $182.2 million, representing a 6.7% year-over-year increase. Federal government revenue accounted for 46% of total revenue, compared to 48% of total revenue in the second quarter of 2020.

•

U.S. state and local government revenue was $58.1 million, up from $57.4 million in the year-ago quarter. State and local government clients represented 15% of total revenue, compared to 16% of total revenue for the second quarter of 2020.

•

International government revenue was $37.8 million, representing an 111.7% year-over-year increase, primarily related to a short-term project with significant pass-through revenue. International government revenue accounted for 10% of total revenue, compared to 5% in the second quarter of 2020.

Key Government Contracts Awarded in the Second Quarter 2021

ICF was awarded more than 100 U.S. federal contracts and task orders and more than 200 additional contracts from U.S. state and local and international governments with an aggregate value of over $278 million. Notable awards won in the second quarter 2021 included:

Disaster Management

•

Two contract amendments with a combined value of $13.7 million with a U.S. territory for continued management of the Federal Emergency Management Agency disaster recovery claims process in the territory.

•

A contract amendment with a value of $13.1 million with the Government of Puerto Rico’s Department of Housing to expand the implementation of the agency’s Rehabilitation, Reconstruction and Relocation (R3) program for single-family homes damaged by hurricanes Irma and Maria.

•

A new contract with a value of $9.0 million with the Government of the U.S. Virgin Islands Department of Labor to implement a new workforce development program that will train local workers to support the territory’s recovery from hurricanes Irma and Maria.

Climate Change

•

A recompete contract valued up to $34 million with the U.S. National Aeronautical Space Administration to provide technical and administrative support to the U.S. Global Change Research Program’s National Coordination Office.

IT Modernization

•

A recompete contract with a value of $12.4 million with the U.S. Department of Health and Human Services Social Security Administration to develop, maintain and support software applications to automate its physical security business processes.

•	A new call order with a value of $10.4 million with the U.S. Federal Transit Administration to modernize its Oversight Tracking System.
•	Additional contract funding with a value of $11.3 million with the U.S. General Services Administration to continue modernization efforts for the federal acquisition application.

Public Health and Communications

•

A recompete blanket purchase agreement with a ceiling of $49.1 million with the U.S. National Cancer Institute to provide digital communications strategy, design and implementation support for its behavioral health initiatives.

Program, Technical and Analytical Support

•

A recompete contract and task orders with a value of $12.4 million with a California State agency to provide on-call environmental strategy and project delivery process improvement services to advance its priorities, including partnerships, policy and innovation.

•

A contract amendment with a value of $7.2 million with the transportation department of a Northeastern U.S. state to continue to provide information, tools and services to support and encourage the use of sustainable transportation.

•

A new contract with a value of $7.6 million with a California State agency to provide program support and technical assistance services to support the administration of emergency coronavirus relief funds throughout the state.

Commercial Revenue Second Quarter 2021 Highlights

Commercial revenue was $114.5 million, an increase of 6% compared to the $108.0 million reported in last year’s second quarter.

•	Commercial revenue accounted for 29% of total revenue compared to 31% of total revenue in the 2020 second quarter.
•	Energy markets, which include energy efficiency programs, represented 57% of commercial revenue.
•	Marketing services accounted for 33% of commercial revenue.

Key Commercial Contracts Awarded in the Second Quarter 2021

Commercial contract awards were over $119 million in the second quarter 2021. ICF was awarded more than 700 commercial projects globally during the quarter including:

Energy Markets

•	Two add-ons to our existing contract with a Northeastern U.S. utility to continue to deliver energy efficiency program services for its expanded residential portfolio.
•	A recompete subcontract to provide major project construction and post-construction environmental compliance services to a Western U.S. utility.
•	Two new contracts with a Western U.S. utility to implement energy efficiency programs designed to promote and install energy efficiency equipment to agricultural and multifamily customer segments.
•	Two contract modifications with a Midwestern U.S. energy efficiency program to provide program implementation services for its energy efficiency residential portfolio.

Marketing Services

•	A new contract with a U.S. utility operating in the Southern and Northeastern U.S. to serve as digital agency of record for its energy efficiency portfolio.
•	Multiple task orders with a multinational food products manufacturer to provide marketing services.
•	Multiple task orders with a multinational drink and brewing company to provide marketing services across a number of product lines.

Dividend Declaration

On August 3, 2021, ICF declared a quarterly cash dividend of $0.14 per share, payable on October 13, 2021, to shareholders of record on September 10, 2021.

Summary and Outlook

“The first half of 2021 has been a period of significant growth and progress for ICF across all key metrics and has firmly positioned us to report full year 2021 service revenue, EBITDA and EPS that are at the upper end of the guidance ranges we provided at the time of our fourth quarter 2020 earnings release, namely service revenue of $1.095 billion to $1.13 billion, EBITDA of $145 million to $155 million, GAAP EPS of $3.90 to $4.20, and Non-GAAP EPS of $4.35 to $4.65. We continue to anticipate total revenue in 2021 of $1.525 billion to $1.575 billion, reflecting lower anticipated pass-through revenues, particularly those associated with the wind-down of a large contract in the fourth quarter of 2020.

"In the first half of 2021, over 60% of ICF’s service revenue represented work in key growth areas in which we expect growth rates, in the aggregate, to be at least 10% over the next several years. These areas include IT modernization, public health, disaster management and utility consulting as well as climate, environment and infrastructure, which align well with the current administration’s priorities. At the end of the second quarter, our business development pipeline was a record $7.2 billion, representing a diversified set of opportunities in these and other areas in which ICF has built substantial expertise and experience, and providing us with substantial long-term growth prospects.

“At ICF, we work on many of the most important issues facing today’s society, from decarbonization and managing coastal flooding, to disease prevention and early childhood education, to helping hard-hit industries like retailing, hospitality and aviation re-engage with their customers. The problem-solving nature of our work has enabled ICF to attract an exceptional group of people who are dedicated to making a positive difference and who share our commitment to carbon neutrality, diversity, social justice and equality. We appreciate their contributions to our success and encourage you to visit our website to learn more about ICF and how we address our environmental, social and governance responsibilities,” Mr. Wasson concluded.

                                                                          ###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with approximately 7,500 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Revenue	$392,525	$353,987	$771,003	$712,225
Direct costs	246,646	223,407	478,728	454,023
Operating costs and expenses:
Indirect and selling expenses	106,178	99,255	216,160	202,526
Depreciation and amortization	4,728	5,064	9,998	10,243
Amortization of intangible assets	3,019	3,479	6,034	6,332
Total operating costs and expenses	113,925	107,798	232,192	219,101

Operating income	31,954	22,782	60,083	39,101
Interest expense	(2,612)	(3,908)	(5,295)	(7,433)
Other (expense) income	(46)	349	(463)	539
Income before income taxes	29,296	19,223	54,325	32,207
Provision for income taxes	8,984	5,567	15,662	7,939
Net income	$20,312	$13,656	$38,663	$24,268

Earnings per Share:
Basic	$1.08	$0.73	$2.05	$1.29
Diluted	$1.07	$0.72	$2.03	$1.27

Weighted-average Shares:
Basic	18,843	18,829	18,864	18,835
Diluted	19,022	19,020	19,078	19,120

Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.28

Other comprehensive income (loss), net of tax	432	(164)	3,212	(11,287)
Comprehensive income, net of tax	$20,744	$13,492	$41,875	$12,981

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Reconciliation of Service Revenue
Revenue	$392,525	$353,987	$771,003	$712,225
Subcontractor and other direct costs (3)	(111,140)	(92,789)	(210,051)	(195,625)
Service revenue	$281,385	$261,198	$560,952	$516,600

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$20,312	$13,656	$38,663	$24,268
Other expense (income)	46	(349)	463	(539)
Interest expense	2,612	3,908	5,295	7,433
Provision for income taxes	8,984	5,567	15,662	7,939
Depreciation and amortization	7,747	8,543	16,032	16,575
EBITDA	39,701	31,325	76,115	55,676
Adjustment related to impairment of long-lived assets (4)	—	—	303	—
Special charges related to acquisitions (5)	54	98	149	1,942
Special charges related to severance for staff realignment (6)	318	1,078	809	2,848
Special charges related to facilities consolidations and office closures (7)	(61)	—	139	—
Special charges related to retirement of the former Executive Chair (8)	—	—	224	—
Total special charges	311	1,176	1,624	4,790
Adjusted EBITDA	$40,012	$32,501	$77,739	$60,466

EBITDA Margin Percent on Revenue (9)	10.1%	8.8%	9.9%	7.8%
EBITDA Margin Percent on Service Revenue (9)	14.1%	12.0%	13.6%	10.8%
Adjusted EBITDA Margin Percent on Revenue (9)	10.2%	9.2%	10.1%	8.5%
Adjusted EBITDA Margin Percent on Service Revenue (9)	14.2%	12.4%	13.9%	11.7%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$1.07	$0.72	$2.03	$1.27
Adjustment related to impairment of long-lived assets	—	—	0.02	—
Special charges related to acquisitions	—	—	0.01	0.10
Special charges related to severance for staff realignment	0.02	0.06	0.04	0.15
Special charges related to facilities consolidations and office closures	—	—	0.01	—
Special charges related to retirement of the former Executive Chair	—	—	0.01	—
Amortization of intangibles	0.16	0.18	0.32	0.33
Income tax effects (10)	(0.06)	(0.07)	(0.12)	(0.14)
Non-GAAP EPS	$1.19	$0.89	$2.32	$1.71

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Adjustment related to impairment of long-lived assets: We recognized impairment expense of $0.3 million in the first quarter of 2021 related to impairment of a right-of-use lease asset.

(5) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs and integration costs associated with an acquisition.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers, groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization or, to the extent that the costs are not included in the previous two categories, involuntary employee termination benefits for employees who have been terminated as a result of COVID-19.

(7) Special charges related to facilities consolidations and office closures:  These costs are exit costs or gains associated with office lease contraction, terminated office leases, or full office closures. The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(8) Special charges related to retirement of the former Executive Chair: As a result of the employment agreement, the departing officer was able to maintain certain equity awards beyond his date of employment. The 2019 equity award held by the former Executive Chair was updated for a change in the performance factor.

(9) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(10) Income tax effects were calculated using an effective U.S. GAAP tax rate of 30.7% and 29.0% for the three months ended June 30, 2021 and 2020, respectively, and 28.8% and 24.6% for the six months ended June 30, 2021 and 2020, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	June 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$9,603	$13,841
Restricted cash	26,307	68,146
Contract receivables, net	242,562	222,850
Contract assets	150,390	143,369
Prepaid expenses and other assets	25,784	25,492
Income tax receivable	8,717	1,977
Total Current Assets	463,363	475,675
Property and Equipment, net	53,083	62,434
Other Assets:
Goodwill	910,640	909,913
Other intangible assets, net	53,899	59,887
Operating lease - right-of-use assets	111,755	127,132
Other assets	40,049	32,249
Total Assets	$1,632,789	$1,667,290

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$10,000	$10,000
Accounts payable	94,939	91,365
Contract liabilities	35,700	42,050
Operating lease liabilities - current	35,128	23,350
Accrued salaries and benefits	82,297	80,512
Accrued subcontractors and other direct costs	41,610	78,842
Accrued expenses and other current liabilities	67,252	100,908
Total Current Liabilities	366,926	427,027
Long-term Liabilities:
Long-term debt	321,681	303,214
Operating lease liabilities - non-current	96,746	115,614
Deferred income taxes	37,790	34,330
Other long-term liabilities	38,135	40,144
Total Liabilities	861,278	920,329

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,483,971 and 23,305,255 shares issued at June 30, 2021 and December 31, 2020, respectively; 18,859,735 and 18,909,983 shares outstanding at June 30, 2021 and December 31, 2020, respectively	23	23
Additional paid-in capital	376,622	369,058
Retained earnings	622,113	588,731
Treasury stock, 4,624,236 and 4,395,272 shares at June 30, 2021 and December 31, 2020, respectively	(216,353)	(196,745)
Accumulated other comprehensive loss	(10,894)	(14,106)
Total Stockholders’ Equity	771,511	746,961
Total Liabilities and Stockholders’ Equity	$1,632,789	$1,667,290

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(in thousands)	2021	2020
Cash Flows from Operating Activities
Net income	$38,663	$24,268
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	7,782	1,153
Deferred income taxes	2,489	6,070
Non-cash equity compensation	6,163	6,344
Depreciation and amortization	16,032	16,575
Non-cash lease expense	(3,361)	(783)
Facilities consolidation reserve	(148)	(141)
Amortization of debt issuance costs	309	403
Impairment of long-lived assets	303	—
Other adjustments, net	1,365	(863)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(13,698)	(15,050)
Contract receivables	(29,070)	54,729
Prepaid expenses and other assets	(3,108)	(1,866)
Accounts payable	3,667	(65,293)
Accrued salaries and benefits	2,738	4,658
Accrued subcontractors and other direct costs	(37,035)	(9,227)
Accrued expenses and other current liabilities	20,619	(8,685)
Income tax receivable and payable	(7,193)	(8,158)
Other liabilities	(176)	6,667
Net Cash Provided by Operating Activities	6,341	10,801

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(7,475)	(9,015)
Payments for business acquisitions, net of cash acquired	—	(253,090)
Net Cash Used in Investing Activities	(7,475)	(262,105)

Cash Flows from Financing Activities
Advances from working capital facilities	382,552	914,507
Payments on working capital facilities	(364,395)	(626,159)
Payments on capital expenditure obligations	—	(1,712)
Receipt of restricted contract funds	75,158	—
Payment of restricted contract funds	(117,399)	—
Debt issue costs	—	(2,084)
Proceeds from exercise of options	2,773	37
Dividends paid	(5,284)	(5,275)
Net payments for stock issuances and buybacks	(18,365)	(23,024)
Payments on business acquisition liabilities	(682)	(1,924)
Net Cash (Used in) Provided by Financing Activities	(45,642)	254,366
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	699	(480)

(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(46,077)	2,582
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	81,987	6,482
Cash, Cash Equivalents, and Restricted Cash, End of Period	$35,910	$9,064

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$5,319	$7,875
Income taxes	$20,714	$10,123

ICF International, Inc. and Subsidiaries

Supplemental Schedule(11) (12)

Revenue by client markets	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Energy, environment, and infrastructure	43%	42%	43%	42%
Health, education, and social programs	43%	43%	42%	43%
Safety and security	7%	9%	8%	8%
Consumer and financial services	7%	6%	7%	7%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
U.S. federal government	46%	48%	46%	46%
U.S. state and local government	15%	16%	15%	16%
International government	10%	5%	10%	6%
Government	71%	69%	71%	68%
Commercial	29%	31%	29%	32%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Time-and-materials	41%	48%	42%	47%
Fixed-price	41%	35%	40%	36%
Cost-based	18%	17%	18%	17%
Total	100%	100%	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(12) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassifications.